Exhibit 17.2
March 29, 2006
U.S. Concrete, Inc.
2925 Briarpark Suite 1050
Houston, Texas 77042

Re:	Conditional Resignation
Ladies and Gentlemen:
          Subject to the approval by the stockholders of U.S. Concrete Inc., a Delaware corporation (the “Company”), of the proposal as stated in the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) to amend the Company’s certificate of incorporation to declassify its Board of Directors (the “Proposal”), I hereby resign from my position as a member of the Board of Directors of the Company, effective immediately upon the approval of the Proposal by the Company’s stockholders at the 2006 Annual Meeting. This resignation will have no effect on my re-election to the Board of Directors of the Company at the 2006 Annual Meeting following action taken on the Proposal by the Company’s stockholders at such meeting. Furthermore, if the Company’s stockholders do not approve the Proposal at the 2006 Annual Meeting, this letter shall be of no force or effect.

/s/ Vincent D. Foster
Name: Vincent D. Foster